                                                                                                               EXHIBIT 12
                                                        ALLTEL CORPORATION
                                 STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (Dollars in thousands)

                                                                      Year Ended December 31,
                                             ----------------------------------------------------------------------------
                                                   1998          1997           1996         1995       1994         1993
                                                   ----          ----           ----         ----       ----         ----

Earnings
Income (loss) before income taxes            $  972,339    $  984,025       $578,788     $595,516   $422,465     $391,324
Minority interests in consolidated
   partnerships                                 102,177        87,966         80,073       62,014     40,970       17,347
Equity income in unconsolidated
   partnerships                                (114,859)      (92,087)       (77,500)     (59,046)   (39,230)     (27,823)
Fixed charges                                   305,625       292,819        261,548      297,932    260,507      205,463
Distributed income of equity investees           73,885        51,834         33,910       41,089     23,227       13,103
                                             ----------    ----------       --------     --------   --------     --------
                                              1,339,167     1,324,557        876,819      937,505    707,939      599,414
                                             ----------    ----------       --------     --------   --------     --------
Less:  Interest capitalized                     (19,061)      (10,849)        (3,341)      (5,050)    (3,756)      (1,675)
       Preferred dividends                       (1,737)       (1,683)        (1,764)      (1,953)    (2,067)      (2,933)
       Minority interest                       (102,177)      (87,966)       (80,073)     (62,014)   (40,970)     (17,347)
                                             ----------    ----------       --------     --------   --------     --------
    Earnings adjusted                         1,216,192     1,224,059        791,641      868,488    661,146      577,459
                                             ----------    ----------       --------     --------   --------     --------


Fixed Charges
Interest expense charges                        263,669       261,770        237,196      272,668    235,557      184,155
Capitalized interest                             19,061        10,849          3,341        5,050      3,756        1,675
Amortization of debt expense                      2,870         2,759          4,453        3,086      1,738        3,274
Interest portion of operating rents              18,288        15,758         14,794       15,175     17,389       13,426
Preferred dividends                               1,737         1,683          1,764        1,953      2,067        2,933
                                             ----------    ----------       --------     --------   --------     --------
Total fixed charges                          $  305,625    $  292,819       $261,548     $297,932   $260,507     $205,463
                                             ----------    ----------       --------     --------   --------     --------

Ratio of earnings to fixed charges                 3.98          4.18           3.03         2.92       2.54         2.81


Note:    For purposes of this calculation, earnings consist of the sum of income before income taxes and adjustments for minority interests in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees less amounts for capitalized interest, preference security dividend requirements of consolidated subsidiaries and the minority interest in pretax income of subsidiaries that have not incurred fixed charges.

         Fixed charges consist of interest on indebtedness, amortized expenses related to indebtedness, the portion of rental expense representative of the interest factor and preference security dividend requirements of consolidated subsidiaries.

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